Exhibit 99(a)

             BOK Financial Reports $52 Million Second Quarter Income
                   Net Interest Revenue Growth Drives Earnings

TULSA, Okla. (Wednesday July 29, 2009) - BOK Financial Corporation reported net income of $52.1 million or $0.77 per diluted share for the second quarter of 2009. Net income totaled $55.0 million or $0.81 per diluted share for the first quarter of 2009 and a net loss of $1.2 million or $0.02 per diluted share was recognized in second quarter of 2008. Net income for the six months ended June 30, 2009 totaled $107.1 million or $1.58 per diluted share compared with net income of $61.1 million or $0.90 per diluted share for the six months ended June 30, 2008. The second quarter of 2008 was impacted by $87.0 million of pre-tax charges for loan and energy derivative credit exposure related to the bankruptcy filing by SemGroup LP and related entities which reduced net income for the second quarter of 2008 by approximately $57.0 million or $0.84 per diluted share.

In the second quarter of 2009, the Company incurred an $11.8 million pre-tax charge for a special assessment by the FDIC and recognized net pre-tax gains on available for sale securities of $15.2 million. In the first quarter of 2009, the Company recognized net pre-tax gains on available for sale securities of $7.2 million.

"BOK Financial is pleased to report net interest growth and solid fee revenue for the second quarter of 2009," said President and CEO Stan Lybarger. "The growth from our diversified revenue sources continues to enhance our strong capital and liquidity position. However, declining loan demand may challenge future net interest revenue and mortgage banking revenue until the economy begins to recover."

Highlights of the second quarter of 2009 included:

     o Net interest revenue totaled $175.6 million, up $5.7 million compared to the first quarter of 2009. Net interest margin was 3.55% for the second quarter of 2009, up 8 basis points over the first quarter of 2009 due largely to higher loan yields and lower funding costs.

     o Fees and commissions revenue totaled $123.1 million for the second quarter of 2009. Mortgage banking revenue remained at relative high levels due to increased loan volume driven by government initiatives to lower national mortgage interest rates.

     o Operating expenses totaled $175.8 million, up $10.0 million over the first quarter of 2009. Increased operating expenses included an $11.8 million FDIC special assessment.

     o Combined reserve for credit losses totaled $274 million or 2.27% of outstanding loans at June 30, 2009, up from $262 million or 2.07% of outstanding loans at March 31, 2009. Net loans charged off and provision for credit losses were $34.9 million and $47.1 million, respectively, for the second quarter of 2009.

     o Non-performing assets totaled $446 million or 3.67% of outstanding loans and repossessed assets at June 30, 2009. Non-performing assets totaled $414 million or 3.26% of outstanding loans and repossessed assets at March 31, 2009.

     o Outstanding loan balances were $12.1 billion at June 30, 2009, down $570 million since March 31, 2009. Commercial, commercial real estate and consumer loans all decreased during the second quarter due largely to reduced customer demand.

     o Average deposit balances totaled $15.3 billion for the second quarter of 2009, up $479 million compared with average deposits for the first quarter of 2009. Total period-end deposits were $14.7 billion at June 30, 2009, down $615 million since March 31, 2009 due largely to lower brokered time deposit account balances.

     o The Company's tangible common equity ratio and tier 1 common equity ratio increased to 7.55% and 9.77%, respectively, at June 30, 2009 from 6.84% and 9.58%, respectively, at March 31, 2009 due largely to lower unrealized losses on securities. The tangible common equity ratio and tier 1 common equity ratio are non-GAAP measures of capital strength used by the Company and investors based on shareholders' equity as defined by generally accepted accounting principles minus intangible assets and equity that does not benefit common shareholders such as preferred equity and equity provided by the U.S. Treasury's TARP Capital Purchase Program. The Company chose not to participate in the U.S. Treasury's TARP Capital Purchase Program. Tier 1 capital ratios were 9.86% at June 30, 2009 and 9.66% at March 31, 2009.

     o The Company paid a cash dividend of $16.2 million or $0.24 per common share during the second quarter of 2009. On July 28, 2009, the board of directors declared a cash dividend of $0.24 per common share payable on or about August 28, 2009 to shareholders of record as of August 14, 2009.

Net Interest Revenue

Net interest revenue totaled $175.6 million, up $5.7 million compared to the first quarter of 2009 and $16.6 million or 10% over the second quarter of 2008. Net interest margin was 3.55% for the second quarter of 2009, 3.47% for the first quarter of 2009 and 3.44% for the second quarter of 2008. The increase in net interest margin over the previous quarter resulted from lower funding costs, partially offset by a decrease in the yield on earning assets. The cost of interest-bearing liabilities decreased 19 basis points, including a 27 basis point decrease in the cost of interest-bearing deposits and a 5 basis point decrease in the cost of other borrowed funds. The yield on average earning assets for the second quarter of 2009 decreased 10 basis points compared with the previous quarter. Securities yields decreased 42 basis points and loan yields increased 8 basis points.

In addition to changes due to net interest margin, net interest revenue increased due to earning asset growth. Average earning assets grew $205 million during the second quarter of 2009, primarily due to a $542 million increase in average securities, primarily mortgage-backed securities issued by U.S. government agencies, partially offset by a decrease of $382 million in average outstanding loans.

Average deposits increased $479 million compared with the first quarter of 2009, including a $243 million increase in average interest-bearing transaction accounts, a $319 million increase in average demand deposits, and a $91 million decrease in average time deposits. Average funds purchased, repurchase agreements and other borrowed funds decreased $452 million from the first quarter of 2009.

Fees and Commissions Revenue

Fees and commissions revenue totaled $123.1 million for the second quarter of 2009, $121.5 million for the first quarter of 2009 and $63.7 million for the second quarter of 2008. Fees and commissions revenue for the second quarter of 2008 included a $60.7 million charge to adjust SemGroup LP derivative contracts to fair value. The $1.6 million increase in fees and commissions revenue from the previous quarter was primarily due to increases in transaction card revenue, mortgage banking revenue and deposit service charges partially offset by decreased brokerage and trading revenue. Mortgage banking revenue totaled $19.9 million for the second quarter of 2009 and $18.5 million for the first quarter of 2009, well above historic norms. Mortgage loan originations totaled $1.0 billion for the second quarter of 2009, up $315 million over the previous quarter due to government initiatives to lower national mortgage interest rates. Mortgage loan originations totaled $289 million in the second quarter of 2008.

Operating Expenses

Operating expenses totaled $175.8 million for the second quarter of 2009, up $10.0 million from the preceding quarter. Changes in the fair value of mortgage servicing rights reduced operating expenses by $7.9 million in the second quarter of 2009 and $2.0 million in the first quarter of 2009. The increase in the fair value of mortgage servicing rights resulted from the effect of changes in interest rates on anticipated prepayment speeds, potential earnings on escrow funds and discount rates. Excluding mortgage servicing rights, operating expense increased $15.9 million primarily due to an $11.8 million FDIC insurance special assessment in the second quarter of 2009 and increased personnel expenses of $3.6 million. Operating expenses totaled $159.3 million for the second quarter of 2008.

Credit Quality

Non-performing assets continued to increase during the second quarter of 2009. "We are pleased to acknowledge that the non-performing asset growth rate has decreased over the past three quarters", Lybarger said. "We continue to aggressively address credit quality through evaluation and improvement of our loan portfolio and proactively manage non-performing assets in a manner that maximizes their value."

Non-performing assets totaled $446 million or 3.67% of outstanding loans and repossessed assets at June 30, 2009 which consisted of non-accruing loans of $353 million, renegotiated loans of $17 million (including $11 million of residential mortgage loans guaranteed by U.S. government agencies) and $75 million of real estate and other repossessed assets. Non-accruing energy loans included $47 million that represents approximately one-third of the pre-bankruptcy amount due from SemGroup LP. Subsequent to June 30, the Company sold $25 million of the face amount of its SemGroup bankruptcy claims which will reduce non-accruing loans by $13.2 million.

Non-accruing loans totaled $353 million or 2.92% of outstanding loans at June 30, 2009, compared with $339 million or 2.68% of outstanding loans at March 31, 2009 and $149 million or 1.19% of outstanding loans at June 30, 2008. Approximately $207 million of non-accruing loans have been charged-down to reported values of $99 million, amounts management expects to recover. During the second quarter of 2009, $72 million of new non-accruing loans were identified, offset by $27 million in charge offs, $20 million in foreclosures and $9 million in payments.

Approximately $106 million or 20% of loans in the Arizona market were non-accruing at June 30, 2009, down from $112 million at March 31, 2009. Non-accruing loans in Oklahoma and Texas, the Company's largest markets, totaled $108 million or 1.96% of outstanding loans and $52 million or 1.49% of outstanding loans in the respective markets, at June 30, 2009. Non-accruing loans in New Mexico and Colorado markets totaled $30 million and $46 million, respectively, up approximately $12 million and $7 million, respectively. Less than 5% of outstanding loans in these respective markets at June 30, 2009 were non-accruing.

Non-accruing commercial loans totaled $127 million or 1.88% of total commercial loans at June 30, 2009. Non-accruing commercial loans have decreased $2.0 million since March 31, 2009.

Non-accruing commercial real estate loans totaled $190 million or 7.26% of outstanding commercial real estate loans at June 30, 2009. Total non-accruing commercial real estate loans increased $14 million since March 31, 2009, primarily due to a $7 million increase in loans secured by retail facilities in the Arizona market and a $4 million increase in loans secured by commercial office buildings. Non-accruing commercial real estate loans attributed to various markets included $100 million or 38% of total commercial real estate loans in Arizona, $32 million or 12% of commercial real estate loans in Colorado, $28 million or 3% of commercial real estate loans in Oklahoma and $18 million or 6% of commercial real estate loans in New Mexico.

Non-accruing residential mortgage loans totaled $36 million or 1.96% of outstanding residential mortgage loans at June 30, 2009, a $1.7 million increase over March 31, 2009. The distribution of non-accruing residential mortgage loans among various markets included $12 million or 3.38% of mortgage loans in Texas, $11 million or 0.90% of mortgage loans in Oklahoma and $5 million or 8.99% of mortgage loans in Arizona. Mortgage loans past due 30 to 90 days were $27 million at June 30, 2009 compared to $28 million at March 31, 2009.

The combined reserve for credit losses totaled $274 million or 2.27% of outstanding loans and 78% of non-accruing loans at June 30, 2009. The allowance for loan losses was $263 million and the reserve for off-balance sheet credit losses was $11 million. During the second quarter of 2009, the Company recognized a $47.1 million provision for credit losses. Net losses charged against the allowance for loan losses totaled $34.9 million or 1.13% annualized of average outstanding loans.

Real estate and other repossessed assets totaled $75 million at June 30, 2009, up $14 million from March 31, 2009. Real estate and other repossessed assets increased by $20 million in additions offset by $6 million in sales. Real estate and other repossessed assets included $43 million of 1-4 family residential properties and residential land development properties, $17 million of developed commercial real estate properties, $7 million of equipment, $5 million of undeveloped land and $2 million of automobiles. The distribution of real estate owned and other repossessed assets among various markets included $25 million in Arizona, $17 million in Texas, $8 million in New Mexico, $7 million in Kansas City, $6 million in Arkansas, $6 million in Oklahoma, and $5 million in Colorado.

The Company also has off-balance sheet obligations related to certain community development residential mortgage loans sold to U.S. government agencies with recourse. These mortgage loans were underwritten to standards approved by the agencies, including full documentation and originated under programs available only for owner-occupied properties. The outstanding principal balance of these loans totaled $346 million at June 30, 2009. These loans are primarily to borrowers in the Company's primary market areas, including $243 million in Oklahoma, $39 million in Arkansas, $19 million in New Mexico, $17 million in Texas and $14 million in Kansas City. At June 30, 2009, approximately 4.30% of these loans are non-performing and 6% were past due 30 to 90 days. A separate reserve for credit risk of $10.8 million is available for losses on these loans.

Securities and Derivatives

The Company's portfolio of available for sale securities totaled $7.2 billion at June 30, 2009, up $233 million since March 31, 2009. The increase in the securities portfolio included $100 million of net securities purchased and a $133 million increase in the net fair value. The available for sale portfolio consisted primarily of mortgage-backed securities, including $5.8 billion fully backed by U.S government agencies and $1.2 billion privately issued by publicly owned financial institutions. The portfolio does not hold any securities backed by sub-prime mortgage loans, collateralized debt obligations or collateralized loan obligations. The Company holds no debt of corporate issuers.

Net unrealized losses on the Company's portfolio of available for sale securities totaled $128 million at June 30, 2009, a $133 million improvement from March 31, 2009. Net unrealized gains on mortgage-backed securities issued by U.S. government agencies increased by $20 million and net unrealized losses on privately-issued mortgage backed securities decreased by $106 million.

Approximately $506 million of the privately-issued mortgage-backed securities were rated below investment grade by at least one nationally-recognized rating agency. The aggregate unrealized losses on securities rated below investment grade totaled $148 million at June 30, 2009. Aggregate unrealized losses on these same securities were $191 million at March 31, 2009. The Company recognized a $279 thousand other-than-temporary impairment charge against earnings in the second quarter related to certain mortgage-backed securities due to further declines in the projected cash flows. Other-than-temporary impairment of $7.0 million was recognized in earnings in the first quarter of 2009 from these same securities.

Net unrealized losses on perpetual preferred stocks issued by other financial institutions totaled $2.9 million at June 30, 2009 and $8.3 million at March 31, 2009. No other-than-temporary impairment charge was recognized on these securities during the second quarter of 2009.

Net gains on securities totaled $6.5 million for the second quarter of 2009, compared with a net gain of $20.1 million for the first quarter of 2009 and a net loss of $5.2 million for the second quarter of 2008.

                                                   Three Months Ended
                                       ------------- -------------- -----------
                                         June 30,      March 31,    June 30,
                                           2009          2009          2008

Gain on available for sale securities     $ 16,670     $ 22,226        $  276
Loss on mortgage hedge securities          (10,199)      (2,118)       (5,518)
-------------------------------------- ------------- -------------- -----------
Net gain (loss) on securities              $ 6,471     $ 20,108       $(5,242)
-------------------------------------- ------------- -------------- -----------

Gain (loss) on change in fair value of
   mortgage servicing rights                $7,865       $1,955        $ (767)
-------------------------------------- ------------- -------------- -----------

The Company recognized $16.7 million of gains on the sale of $1.2 billion of available for sale securities in the second quarter of 2009. These securities were purchased at deep discounts near the beginning of the recent market disruption. Securities sold were low coupon U.S. government agency issued mortgage-backed securities. These were replaced with higher coupon securities that will have superior future yields. The Company intends to sell an additional $91 million of similar securities after June 30. The current fair value of these securities was below their amortized cost and the Company recognized $1.3 million in other-than-temporary impairment charges on these securities during the second quarter.

BOK Financial also maintains a portfolio of mortgage-backed securities issued by U.S. government agencies as an economic hedge against changes in the fair value of mortgage servicing rights. The fair value of mortgage servicing rights increased $7.9 million and the fair value of mortgage hedge securities decreased $10.2 million during the second quarter of 2009.

The Company has a portfolio of derivative contracts held for customer risk management programs and internal interest rate risk management programs. At June 30, 2009, the fair value of all asset contracts totaled $463 million, net of cash margin held by the Company. The largest net amount due from a single counterparty, a domestic subsidiary of a major energy company, at June 30, 2009 was $164 million. This amount was offset by $140 million in letters of credit issued by independent financial institutions.

Balance Sheet Management

Outstanding loans at June 30, 2009 were $12.1 billion, down $570 million from March 31, 2009. Loan balances were lower across most sectors of the loan portfolio and markets due to reduced customer demand in response to current economic conditions, normal repayment trends and management decisions to mitigate credit risk by exiting certain loan type and relationships. Commercial loans decreased $386 million from March 31, 2009, primarily due to a decrease of $126 million in energy sector loans and $106 million in wholesale/retail sector loans. Commercial real estate loans decreased $120 million compared to the prior quarter, primarily due to a $61 million decrease in construction and land development, a $38 million decrease in multifamily and a $21 million decrease in industrial sectors of the real estate loan portfolio. Residential mortgage loans increased $14 million from the prior quarter primarily due to increased originations driven by lower interest rates. Consumer loans decreased $78 million compared to the prior quarter primarily due to a $68 million decrease in indirect automobile loans related to the previously announced decision to curtail that business during the first quarter of 2009 in favor of a customer-focused direct approach to consumer lending.

Total deposits decreased $615 million during the second quarter and totaled $14.7 billion at June 30, 2009. Time deposit balances were down $852 million due largely to a $492 million decrease in brokered deposits and reductions in certain higher-costing retail accounts. Among our lines of business, commercial banking deposits increased $522 million during the second quarter of 2009, offset by decreased wealth management deposits of $472 million and decreased consumer banking deposits of $47 million.

The Company and each of its subsidiary banks exceeded the regulatory definition of well capitalized at June 30, 2009. The Company's Tier 1 and total capital ratios were 9.86% and 13.34%, respectively, at June 30, 2009. The Company's Tier 1 and total capital ratios were 9.66% and 13.08%, respectively, at March 31, 2009. In addition, the Company's tangible common equity ratio was 7.55% at June 30, 2009 and 6.84% at March 31, 2009. The increase in tangible common equity ratio was primarily due to retained earnings growth and reduced net unrealized losses on available for sale securities.

About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., Bank of Kansas City, N.A., BOSC, Inc., Cavanal Hill Investment Management, Inc., the TransFund electronic funds network, and Southwest Trust Company, N.A. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.

The Company will continue to evaluate critical assumptions and estimates, such as the adequacy of the allowance for credit losses and asset impairment as of June 30, 2009 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.